EXHIBIT 5.1

[On Goodwin Procter LLP Letterhead]

November 12, 2004

ZOLL Medical Corporation

269 Mill Road

Chelmsford, Massachusetts 01824

Re: Legality of Securities to be Registered Under Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished in our capacity as counsel to ZOLL Medical Corporation, a Massachusetts corporation (the “Company”), in connection with the registration statement on Form S-3 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the sale of up to an aggregate of 989,809 shares (the “Shares”) of Company common stock, par value $.02 per share, for the account of shareholders of the Company.

In connection with rendering this opinion, we have examined copies of (i) the Company’s Restated Articles of Organization as presently in effect, (ii) the Company’s Amended and Restated Bylaws as presently in effect, (iii) such records of the corporate proceedings of the Company as we deemed material, (iv) the Registration Statement and the exhibits thereto and (v) such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified, photostatic or facsimile copies, the authenticity of the originals of such copies and the authenticity of telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or representatives or officers thereof.

We are attorneys admitted to practice in the Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America and the Commonwealth of Massachusetts, and we also express no opinion with respect to the blue sky or securities laws of any state, including Massachusetts.

Based on the foregoing, we are of the opinion that the Shares are or when issued will be legally issued, fully paid and non-assessable shares of the Company’s common stock.

The foregoing assumes that, for all securities to be issued as part of the contingent payment under the Agreement and Plan of Merger by and among the Company, Rev Acquisition Corporation and Revivant Corporation dated as of August 13, 2003, as amended to date, all requisite steps will be taken to comply with applicable requirements of state laws regulating the offer and sale of securities and applicable requirements of the Nasdaq National Market.

We hereby consent to being named as counsel to the Company in the Registration Statement, to the reference therein to our firm under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ GOODWIN PROCTER LLP GOODWIN PROCTER LLP